EXHIBIT 10.1

Via email

June 13, 2017

Mr. Samuel Dortch

2800 Gap Road

Batesville, Arkansas 72501

Re:     Retirement from FutureFuel

Sam, as further discussed, below confirms our understanding on your retirement.

●	You will retire at the end of 2017.

●	Beginning January 1, 2018, you will be a consultant on an as needed basis at a rate of $100 per hour. For 2018, you will receive minimum aggregate consultancy fees of $100,000.

●	After 2018, consulting remains on an as needed basis at a rate of $100 per hour.

●

No consultancy fee will be paid for your travel time, however, FutureFuel will reimburse your travel expenses for related work. Reimbursement for such travel expenses will apply even if you relocate your primary residence from Batesville as long as your relocation is within the contiguous United States.

●

If you decide to move from your current primary residence in Batesville before the end of 2017 and have listed it on the market for sale for at least six consecutive months prior to July 1, 2018 without success of sale, FutureFuel will purchase your current primary residence in Batesville for fair market value. If fair market value cannot be agreed between you and FutureFuel, fair market value will be determined by the average of the prices of two appraisals (one to be conducted on behalf of you and another on behalf of FutureFuel).

/s/ Paul A. Novelly

Paul A. Novelly